EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 10, 2007, relating to the financial statements and the effectiveness of internal control over financial reporting of Trident Microsystems, Inc., which appears in Trident Microsystems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2007.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 22, 2008